UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2016

PURE CYCLE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

0-8814

(Commission File Number)

84-0705083

(IRS Employer Identification No.)

34501 E. Quincy Ave., Bldg. 34, Box 10, Watkins, CO 80137

(Address of principal executive office)        (Zip Code)

Registrant's telephone, including area code                (303) 292-3456

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

This current report on Form 8-K is filed by Pure Cycle Corporation (the "Registrant"), a Colorado corporation, in connection with the matters described herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2016, the Board of Directors (the "Board") of the Registrant increased the size of the Board from five to six members and appointed Patrick Beirne to fill the vacancy caused by such increase.

The Board has determined that Mr. Beirne is independent under the rules of the NASDAQ marketplace rules.  There is no arrangement or understanding between Mr. Beirne and any other person pursuant to which he was selected to serve as a director.  Additionally, there are no related party transactions involving the Registrant and Mr. Beirne that the Registrant would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Beirne will receive compensation for his service as a non-employee director pursuant to the Company's non-employee director compensation policy.  Under this policy, each non-employee director is issued stock options and is paid $10,000 per year and $500 for attendance at each Board meeting.  In accordance with this policy, on January 27, 2016, Mr. Beirne was granted an option to purchase 10,000 shares of the Company's common stock that vests in two equal installments on each of the first two anniversary dates of the date of grant.

A copy of the news release announcing the Board appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 28, 2016 announcing the appointment of Patrick Beirne to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 28, 2016

PURE CYCLE CORPORATION /s/ Mark W. Harding By: Mark W. Harding, President and Chief Financial Officer